                FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
                ----------------------------------------------

     This First Amendment to Loan and Security Agreement is entered into on this 22nd day of March 1996, by and between Silicon Valley Bank ("Bank") and Southwall Technologies, Inc., ("Borrower").

                                   RECITALS
                                   --------

     Borrower and Bank are parties to that certain Loan and Security Agreement dated as of February 28, 1995, as amended by that certain Loan Modification Agreement dated as of October 3, 1995 and as may have been and may in the future be further amended (the "Loan Agreement"). The parties desire to amend the Loan Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

     1. Section 1.1 of the Loan Agreement is hereby amended by replacing the defined term Committed Line in its entirety as follows:

          "'Committed Line' means Six Million Dollars ($6,000,000)."

     2. Section 1.1 of the Loan Agreement is hereby further amended by adding a new subsection (16) to the defined term Eligible Foreign Accounts as follows:

          "(16) Sekurit Saint-Gobain."

     3. Section 1.1 of the Loan Agreement is hereby further amended by replacing the defined term Maturity Date in its entirety with the following:

          "'Maturity Date' means February 5, 1997."

     4. Section 2.1 of the Loan Agreement is hereby amended by replacing the numerical reference to Three Million Dollars ($3,000,000) contained therein with "Two Million Five Hundred Thousand Dollars ($2,500,000)."

     5. Section 6.10 of the Loan Agreement is hereby amended to read in its entirety as follows:

         "6.10  Tangible net Worth.  Borrower shall maintain as of the last day
                ------------------
of each fiscal quarter a Tangible Net Worth of not less than Twenty Four Million Dollars ($24,000,000)."

     6. Section 6.11 of the Loan Agreement is hereby amended to read in its entirety as follows:

         "6.11  Profitability.  Borrower shall not suffer a loss exceeding Seven
                -------------
Hundred and Fifty Thousand Dollars ($750,000) for the fiscal quarter ending March 31, 1996. Beginning with the fiscal quarter ending June 30, 1996, Borrower shall have a net profit of at least One Dollar ($1.00) for each fiscal quarter. Borrower shall have a net profit of at least One Dollar ($1.00) for each fiscal year."

     7. Exhibit C of the Loan Agreement is hereby replaced by Exhibit C attached to this Amendment.

     8. Exhibit D of the Loan Agreement is hereby replaced by Exhibit D attached to this Amendment.

     9.  Conditions Precedent to Effectiveness.  The effectiveness of this
         -------------------------------------
Amendment is subject to the conditions precedent that:

     (a) Borrower shall have paid to Bank:

         (i) a nonrefundable fee equal to Fifteen Thousand Dollars ($15,000), provided that Bank shall increase such fee if Borrower does not establish its primary deposit accounts at Bank in accordance with Section 6.7 of the Loan Agreement within a reasonable time; and

         (ii) all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses.

     (b) Bank shall have received, in form and substance satisfactory to Bank:

         (i) a certificate of the secretary of Borrower with respect to incumbency and resolutions authorizing the execution, delivery and performance of this Amendment, and confirming that the copies of the Articles of Incorporation and By Laws previously delivered to Bank have not been amended and remain in full force and effect;

         (ii) a Dunn & Bradstreet report for Sekurit Saint-Gobain in a form and content satisfactory to Bank;

         (iii) a copy of this Amendment duly executed by Borrower;

         (iv) a copy of the Affirmation of Guaranty of even date herewith duly executed by the Borrower and the guarantors listed thereunder; and

     10. No Defenses of Borrower.  Borrower agrees, as of this date, that it has
         -----------------------
no defenses against the obligations to pay any amounts under the Indebtedness.

     11. Interpretation.  Unless otherwise defined, all capitalized terms in
         --------------
this Amendment shall be as defined in the Loan Agreement. Except as amended, the Loan Agreement remains in full force and effect.

     12. Representations. Borrower represents and warrants that the
         ---------------
Representations and Warranties contained in the Loan Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

     13. Counterparts.  This Amendment to Loan and Security Agreement may be
         ------------
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment to Loan and Security Agreement as of the first date above written.

                                       SOUTHWALL TECHNOLOGIES, INC.

                                       By: /s/ ALFRED V. LARRENAGA
                                          --------------------------------------

                                       Title: Senior Vice President and CEO
                                              ----------------------------------



                                       SILICON VALLEY BANK

                                       By: /s/ JULIE SCHNEIDER
                                          -------------------------------------

                                       Title: Commercial Banking Officer
                                              ---------------------------------